                                                                      EXHIBIT 21


                             WHITTAKER CORPORATION

                             A DELAWARE CORPORATION

                              ACTIVE SUBSIDIARIES
                              -------------------

                              PLACE OF                % OWNERSHIP
NAME OF COMPANY            INCORPORATION              (# SHARES)
-------------------        -------------            ---------------

Blue Bell Lease,           California               100%    (1,000)
 Inc.

Metropolitan               Colorado                 100%    (  100)
 Financial Services
 Corporation

Park Chemical              Michigan                 100%    (1,000)
 Company

Whittaker                  California               100%    (1,000)
 Communications, Inc.

Whittaker                  England                  100%    (    2)
 Communications
 Limited

Whittaker Controls,        California               100%    (1,000)
 Inc.

Whittaker Corp.            Maine                    100%    (1,000)

Whittaker                  Barbados                 100%    (1,000)
 International, Inc.

Whittaker Ordnance,        Delaware                 100%    (    1)
 Inc.

Whittaker Political        California               100%    (  100)
 Action Committee,
 Inc.

Whittaker Porta            California               100%    (1,000)
 Bella, Inc.

Whittaker Services         California               100%    (1,000)
 Corporation

Whittaker Technical        Colorado                 100%    (1,000)
 Products, Inc.
  Division:
  Whittaker Power
  Storage Systems
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